Exhibit 99.1

Revlon, Inc. Elects Debra L. Lee and Kathi P. Seifert to its Board of Directors

     NEW YORK--(BUSINESS WIRE)--Dec. 13, 2005--Revlon, Inc. (NYSE: REV) today announced that its Board of Directors has elected Debra L. Lee and Kathi P. Seifert as new directors, effective January 1, 2006. Ms. Lee currently serves as President and Chief Executive Officer of Black Entertainment Television (BET), a media and entertainment company owned by Viacom Inc., and it is expected that she will be appointed as Chairman of BET effective January 2006. Ms. Seifert, prior to her retirement in June 2004, was Executive Vice President of Kimberly-Clark Corporation, a global health and hygiene company principally engaged in the manufacturing and marketing of a wide range of health and hygiene products internationally, having served in that role since November 1999. The elections of Ms. Lee and Ms. Seifert will increase the size of Revlon's Board of Directors to 12 members.
     Commenting on the appointments of Ms. Lee and Ms. Seifert, Revlon Chairman Ronald O. Perelman stated, "I am delighted that Debra and Kathi will join our Board. They are two outstanding women with extensive backgrounds in business development, management, and the consumer market. We believe that the Company will benefit greatly from Ms. Lee's and Ms. Seifert's experience and leadership. The Board and senior management look forward to working with Ms. Lee and Ms. Seifert and utilizing their expertise as we continue to strengthen our business and position the Company to achieve its objective of long-term growth and profitability."
     Ms. Lee's career at BET began in 1986 as Vice President and General Counsel. In 1992, she was named Executive Vice President of Legal Affairs and Publisher of BET's magazine division, while continuing to serve as General Counsel. In 1995, Ms. Lee assumed responsibility for BET's strategic business development and was named President and Chief Operating Officer in 1996, prior to her appointment as Chief Executive Officer in June 2005. Prior to joining BET, Ms. Lee was an attorney with the Washington, D.C.-based law firm Steptoe & Johnson.
     Ms. Lee serves on the Board of Directors of Eastman Kodak Company, Marriott International, Inc., and WGL Holdings, Inc. She is also a director of the National Cable & Telecommunications Association, Girls Inc., Alvin Ailey Dance Theater, National Women's Law Center, Kennedy Center Community & Friends, National Symphony Orchestra and Trustee Emeritus at Brown University. Ms. Lee holds a BA degree from Brown University and MA and JD degrees from Harvard University.
     Ms. Seifert joined Kimberly-Clark in 1978 and served in several marketing and management positions in connection with both the domestic and international consumer products businesses. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods and Fort Howard Paper Company.
     Ms. Seifert is the Chairman of Pinnacle Perspectives, LLC, a business consulting company, and serves on the Boards of Directors of Albertson's, Inc., Eli Lilly & Company, and Appleton Papers Inc., as well as the U.S. Fund for UNICEF, the Wisconsin International Trade Council, and the Fox Cities Performing Arts Center. Ms. Seifert holds a Bachelor's degree from Valparaiso University.

     About Revlon

     Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).


     CONTACT: Revlon, Inc.
              Investor Relations:
              Maria A. Sceppaguercio, 212-527-5230
              or
              Media:
              Scott Behles, 212-527-4718